Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Organization

Wako Express (HK) Co. Ltd. ******	Hong Kong

Wako Air Express (HK) Co. Ltd. ******	Hong Kong

Wako Express (China) Co. Ltd.*	China

WLG (USA) LLC ******	Illinois

WLG (Australia) Pty Ltd******	Australia

Asean Cargo Services Pty Limited**	Australia

Asean Logistics, Inc.***	California

Wako Express (China) Co. Ltd.*	Hong Kong (Dormant)

WLG (UK) Holdings Limited ******	United Kingdom

WLG (UK) Limited****	United Kingdom

Mares-Shreve & Associates, Inc.***	Washington

Sea Systems Ocean Line, Inc.*****	Washington

World Commerce Services, LLC******	Illinois

* A wholly-owned subsidiary of Wako Express (HK) Ltd.
** A wholly owned subsidiary of WLG (Australia) Pty Ltd.
*** A wholly owned subsidiary of WLG (USA) LLC
**** A wholly owned subsidiary of WLG (UK) Holdings Limited
***** A wholly owned subsidiary of Mares-Shreve & Associates, Inc.
****** A wholly owned subsidiary of WLG.